Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of PRAECIS PHARMACEUTICALS INCORPORATED pertaining to the Fourth Amended and Restated 1995 Stock Plan for the registration of 500,000 shares of common stock and the Second Amended and Restated Employee Stock Purchase Plan, as amended, for the registration of 80,000 shares of common stock, of our report dated January 20, 2006, with respect to the consolidated financial statements of PRAECIS PHARMACEUTICALS INCORPORATED included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 18, 2006